Exhibit 99.1

Solar Senior Capital Announces September 30, 2012 Financial Results; Declares Monthly Dividend of $0.1175 per Share for November 2012

NEW YORK--(BUSINESS WIRE)--November 1, 2012--Solar Senior Capital Ltd. (NASDAQ: SUNS) today reported earnings of $3.8 million, or $0.40 per share, and net investment income of $3.0 million, or $0.32 per share, for the quarter ended September 30, 2012. Net asset value (NAV) per share increased to $18.60, with 100% of the portfolio performing. At December 31, 2011 NAV per share was $18.15.

The Company also announced that its Board of Directors has declared a monthly dividend of $0.1175 per share for November 2012, which will be payable on December 4, 2012 to stockholders of record on November 22, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

HIGHLIGHTS:

At September 30, 2012:

Investment Portfolio: $235.0 million

Number of portfolio companies: 31

Net Assets: $176.7 million

Net Asset Value per share: $18.60

Portfolio Activity for the Quarter Ended September 30, 2012:

Investments made during the quarter: $27.5 million

Investments repaid and sold during the quarter: $15.4 million

Operating Results for the Quarter Ended September 30, 2012:

Net investment income: $3.0 million

Net realized and unrealized gains: $0.8 million

Net increase in net assets from operations: $3.8 million

Net investment income per share: $0.32

Net realized and unrealized gains per share: $0.08

“We are pleased with our third quarter results,” said Michael Gross, Chairman and CEO of Solar Senior Capital. “Despite the heated state of the liquid credit markets, we increased our portfolio by 6% in investments that meet our stringent underwriting guidelines and that provide further portfolio diversification. We took advantage of market strength to opportunistically sell a few investments at gains. The continued fundamental strength of our portfolio companies and the positive portfolio growth enabled us to increase our combined monthly dividends declared during the quarter by 12.5% over the previous quarter. As we deploy our approximate $80 million of available capital to reach our target leverage, we anticipate further dividend growth.”

Portfolio and Investment Activity

The total value of our investments was approximately $235.0 million and $177.7 million at September 30, 2012 and December 31, 2011, respectively. During the three months ended September 30, 2012, we originated approximately $27.5 million of new investments in three new and two existing portfolio companies. We also had sales of approximately $8.0 million from two portfolio companies and had principal repayments of approximately $7.4 million, all in excess of our cost. During the nine months ended September 30, 2012, we originated approximately $136.3 million of new investments in 15 new and 7 existing portfolio companies. We also had sales of approximately $19.7 million and principal repayments of approximately $62.2 million.

At September 30, 2012, we had investments in debt securities of 31 portfolio companies, totaling approximately $235.0 million. At December 31, 2011, we had investments in debt securities of 21 portfolio companies, totaling approximately $177.7 million. As of September 30, 2012, the weighted average yield on income producing investments in our portfolio measured at fair value was approximately 8.1%.

Results of Operations

Revenue

For the three and nine month periods ended September 30, 2012, investment income totaled $4.9 million and $14.4 million, respectively. For the three month period ended September 30, 2011 and the period January 28, 2011 through September 30, 2011, investment income totaled $2.9 million and $4.3 million, respectively. Investment income growth for each of the respective comparative periods was due to portfolio growth.

Expenses

Investment advisory and management fees for the three and nine month periods ended September 30, 2012 increased relative to the comparative periods in 2011. The increase was driven primarily from the Company’s continued net portfolio growth since its IPO in January 2011. Performance-based incentive fees also increased for the three and nine month periods ended September 30, 2012 due to the increase in net investment income and net unrealized appreciation generated from a larger and appreciating portfolio of investments.

Interest and other credit facility expenses are primarily based upon outstanding loan balances of the Credit Facility during the periods presented. That said, interest and other credit facility expenses for the three and nine month periods ended September 30, 2012 are not comparable to the same periods in 2011 since the Company had not established the Credit Facility until August 2011.

Administrative services fees and other general administrative expenses were higher for the three and nine months ended September 30, 2012 as compared to the three month period ended September 30, 2011 and the period January 28, 2011 through September 30, 2011 primarily due to generally lower operating expenses during the Company’s initial year of start-up operations.

Net Realized and Unrealized Gain on Investments

For the three and nine month periods ended September 30, 2012, net realized and unrealized gains totaled $0.8 million and $4.1 million, respectively. This compared to net realized and unrealized (losses) totaling ($4.8) million and ($4.5) million, respectively, for the comparable 2011 periods. The general increase in net realized and unrealized gains was primarily attributable to the increasing fair market values on our portfolio company investments at September 30, 2012 due to the general tightening of credit spreads and the continued strong financial health of our overall portfolio.

Liquidity and Capital Resources

At September 30, 2012 and December 31, 2011, we had cash and cash equivalents of approximately $3.6 million and $2.9 million, respectively. Cash used in operating activities for the nine months ended September 30, 2012 was approximately $38.8 million. We expect that all current liquidity needs will be met with cash flows from operations, borrowings, and other activities. As of September 30, 2012, we had approximately $80 million of capital available to reach our target leverage.

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Friday, November 2, 2012. All interested parties may participate in the conference call by dialing (866) 800-8652 approximately 5-10 minutes prior to the call. International callers should dial (617) 614-2705. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 56627747 when prompted. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital’s website, www.solarseniorcap.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, an archived replay of the call will be available shortly after the call on the Solar Senior Capital website.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except shares)

	September 30, 2012 (unaudited)	December 31, 2011
Assets
Non-controlled, non-affiliated investments, at fair value (cost: $233,680 and $180,023, respectively)	$234,951	$177,749
Cash and cash equivalents	3,631	2,934
Receivable for investments sold	5,018	4,931
Interest receivable	1,446	1,687
Deferred offering costs	89	—
Prepaid expenses and other receivables	24	94

Total Assets	245,159	187,395

Liabilities
Credit facility payable, at fair value (cost: $55,900 and $8,600, respectively)	55,900	8,600
Payable for investments purchased	9,925	4,912
Dividends payable	1,121	—
Investment advisory and management fee payable	594	944
Accrued performance-based incentive fees	331	—
Administrative service fees payable	270	141
Other accrued expenses and payables	320	363

Total Liabilities	68,461	14,960

Net Assets
Common stock, par value $0.01 per share, 9,500,100 and 9,500,100 shares issued and outstanding, respectively, 200,000,000 authorized	95	95
Paid-in capital in excess of par	177,827	177,815
Distributions in excess of net investment income	(2,463)	(2,625)
Accumulated net realized loss on investments	(32)	(576)
Net unrealized appreciation (depreciation) on investments	1,271	(2,274)

Total Net Assets	$176,698	$172,435

Number of shares outstanding	9,500,100	9,500,100

Net Asset Value Per Share	$18.60	$18.15

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except shares)

	For the three months ended September 30, 2012	For the three months ended September 30, 2011	For the nine months ended September 30, 2012	For the period January 28, 2011 (1) to September 30, 2011
INVESTMENT INCOME (2):
Interest income	$4,890	$2,874	$14,398	$4,336

EXPENSES:
Investment advisory and management fees	594	334	1,635	490
Interest and other credit facility expenses	407	52	1,046	—
Performance-based incentive fees	244	(64)	743	—
Administrative service fee	170	87	660	206
Insurance expense	102	101	301	242
Other general and administrative expenses	372	234	892	594

Total expenses before debt issuance costs	1,889	744	5,277	1,532

Debt issuance costs	—	2,774	53	2,774

Total expenses	1,889	3,518	5,330	4,306

Net investment income	3,001	(644)	9,068	30

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (2):
Net realized gain	143	89	544	89
Net change in unrealized gain (loss)	663	(4,933)	3,545	(4,615)

Net realized and unrealized gain (loss) on investments	806	(4,844)	4,089	(4,526)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$3,807	$(5,488)	$13,157	$(4,496)

Earnings (loss) per share	$0.40	$(0.58)	$1.38	$(0.54)

(1) Commencement of operations
(2) From non-controlled, non-affiliated investments

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Senior Capital Ltd.
Richard Pivirotto, 212-994-8543